EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release			15-015

Date: October 19, 2015	Contact:	Erik Staffeldt
Vice President - Finance & Accounting

Helix Reports Third Quarter 2015 Results

HOUSTON, TX - Helix Energy Solutions Group, Inc. (NYSE: HLX) reported Adjusted EBITDA1 of $51.5 million for the third quarter of 2015 compared to $35.7 million in the second quarter of 2015. The company reported net income of $9.9 million, or $0.09 per diluted share, for the third quarter of 2015 compared to net income of $75.6 million, or $0.71 per diluted share, for the same period in 2014 and net loss of $(2.6) million, or $(0.03) per diluted share, in the second quarter of 2015. Net income for the nine months ended September 30, 2015 was $26.9 million, or $0.25 per diluted share, compared with net income of $187.1 million, or $1.77 per diluted share, for the nine months ended September 30, 2014.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “Improved activity levels in our robotics segment plus strong utilization for the Well Enhancer and Skandi Constructor well intervention vessels led the way for the improved quarter over quarter results. However, industry conditions continue to remain challenging, and we expect Q4 results to be impacted by normal seasonal factors in the North Sea as well as a continuation of the weak industry environment.”

1 EBITDA is a non-GAAP measure. See reconciliation below.

* * * * *

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2015	9/30/2014	6/30/2015	9/30/2015	9/30/2014

Revenues	$182,462	$340,837	$166,016	$538,119	$899,996

Gross Profit	$31,969	$126,247	$24,208	$91,124	$311,231
	18%	37%	15%	17%	35%

Net Income Applicable to Common Shareholders	$9,880	$75,586	$(2,635)	$26,887	$187,087

Diluted Earnings Per Share	$0.09	$0.71	$(0.03)	$0.25	$1.77

Adjusted EBITDA [1]	$51,497	$137,097	$35,689	$138,550	$338,648

1 EBITDA is a non-GAAP measure. See reconciliation below.

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	9/30/2015	9/30/2014	6/30/2015
Revenues:
Well Intervention	$94,895	$205,139	$85,675
Robotics	83,310	131,707	75,101
Production Facilities	19,133	24,184	20,293
Intercompany Eliminations	(14,876)	(20,193)	(15,053)
Total	$182,462	$340,837	$166,016

Income from Operations:
Well Intervention	$6,233	$80,789	$4,135
Robotics	14,329	28,397	4,303
Production Facilities	6,938	11,284	8,444
Corporate / Other	(8,965)	(14,242)	(9,009)
Intercompany Eliminations	(163)	103	(199)
Total	$18,372	$106,331	$7,674

Business Segment Results

o
Well Intervention revenues increased 11% in the third quarter of 2015 as compared to revenues in the second quarter of 2015, reflecting a greater number of utilized days in the quarter for two of our North Sea vessels. Well Intervention vessel utilization in the third quarter of 2015 decreased to 60% from 63% in the second quarter of 2015. The Gulf of Mexico fleet utilization was 34% in the third quarter of 2015 compared to 42% in second quarter of 2015. The Helix 534 was idle the entire quarter due to low levels of activity. The vessel entered dry dock in September. In the North Sea, vessel utilization decreased to 82% in the third quarter of 2015 compared to 84% in the second quarter of 2015. The Seawell completed its life extension capital upgrade and is currently warm stacked due to low levels of activity. The Well Enhancer and Skandi Constructor combined for 96% utilization in the third quarter of 2015, working on various projects in the North Sea. The rental intervention riser systems continue to positively contribute to revenues, with both units on hire the entire third quarter of 2015.

o
Robotics revenues increased 11% in the third quarter of 2015 from revenues in the second quarter of 2015. Vessel utilization increased to 87% and ROV asset utilization was marginally lower, quarter over quarter. The increase in vessel utilized days was the primary driver in higher revenue and gross profit for the quarter.

Other Expenses

o
Selling, general and administrative expenses were 7.5% of revenue in the third quarter of 2015 compared to 10.0% of revenue in the second quarter of 2015. Our second quarter 2015 expense included $2.5 million of charges associated with the provision for uncertain collection of a portion of an existing trade receivable.

o
Net interest expense and other decreased to $8.7 million in the third quarter of 2015 from $10.3 million in the second quarter of 2015. Net interest expense increased to $8.7 million in the third quarter of 2015, reflecting the Q5000 loan being outstanding for the full quarter. Our second quarter 2015 other expense included $5.0 million of charges primarily associated with foreign exchange fluctuations in our non-U.S. dollar functional currencies.

Financial Condition and Liquidity

o
Our total liquidity at September 30, 2015 was approximately $712 million, consisting of $469 million in cash and cash equivalents and $243 million in available capacity under our revolver. Consolidated net debt at September 30, 2015 was $307 million. Consolidated gross funded debt decreased to $793 million in the third quarter of 2015, compared to $812 million in the second quarter of 2015. Net debt to book capitalization at September 30, 2015 was 16%. (Net debt to book capitalization is a non-GAAP measure. See reconciliation below.)

o
We incurred capital expenditures (including capitalized interest) totaling $55 million in the third quarter of 2015 compared to $197 million in the second quarter of 2015 and $68 million in the third quarter of 2014.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly conference call to review its third quarter 2015 results (see the “Investor Relations” page of Helix’s website, www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time Tuesday, October 20, 2015, will be audio webcast live from the “Investor Relations” page of Helix’s website. Investors and other interested parties wishing to listen to the conference via telephone may join the call by dialing 800-917-9985 for persons in the United States and 1-212-231-2933 for international participants. The passcode is “Tripodo”. A replay of the conference will be available under “Investor Relations” by selecting the “Audio Archives” link from the same page beginning approximately two hours after the completion of the conference call.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Reconciliation of Non-GAAP Financial Measures

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily EBITDA, Adjusted EBITDA, net debt and net debt to book capitalization. We calculate EBITDA as earnings before net interest expense and other, income taxes, depreciation and amortization expense. We deduct the noncontrolling interests related to the adjustment components of EBITDA and the gain or loss on disposition of assets to arrive at our measure of Adjusted EBITDA. Net debt is calculated as the sum of financial debt less cash and cash equivalents on hand. Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

Social Media

From time to time we provide information about Helix on Twitter (@Helix_ESG) and LinkedIn (www.linkedin.com/company/helix-energy-solutions-group).

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net revenues	$182,462	$340,837	$538,119	$899,996
Cost of sales	150,493	214,590	446,995	588,765
Gross profit	31,969	126,247	91,124	311,231
Gain on disposition of assets, net	—	—	—	10,418
Selling, general and administrative expenses	(13,597)	(19,916)	(42,750)	(69,614)
Income from operations	18,372	106,331	48,374	252,035
Equity in earnings (losses) of investments	(251)	508	(553)	709
Other income - oil and gas	571	1,837	4,396	15,709
Net interest expense and other	(8,718)	(3,258)	(24,215)	(13,085)
Income before income taxes	9,974	105,418	28,002	255,368
Income tax provision	94	29,832	1,115	67,778
Net income, including noncontrolling interests	9,880	75,586	26,887	187,590
Less net income applicable to noncontrolling interests	—	—	—	(503)
Net income applicable to common shareholders	$9,880	$75,586	$26,887	$187,087

Earnings per share of common stock:
Basic	$0.09	$0.72	$0.25	$1.77
Diluted	$0.09	$0.71	$0.25	$1.77

Weighted average common shares outstanding:
Basic	105,438	104,997	105,362	105,038
Diluted	105,438	105,338	105,362	105,374

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Sep. 30, 2015	Dec. 31, 2014	(in thousands)	Sep. 30, 2015	Dec. 31, 2014
	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents (1)	$468,936	$476,492	Accounts payable	$75,781	$83,403
Accounts receivable, net	146,929	135,300	Accrued liabilities	78,718	104,923
Current deferred tax assets	36,059	31,180	Income tax payable	—	9,143
Other current assets	44,500	51,301	Current maturities of L-T debt (1)	71,640	28,144
Total Current Assets	696,424	694,273	Total Current Liabilities	226,139	225,613

Property & equipment, net	1,934,323	1,735,384	Long-term debt (1)	704,568	523,228
Equity investments	143,481	149,623	Deferred tax liabilities	257,596	260,275
Goodwill	61,648	62,146	Other non-current liabilities	46,412	38,108
Other assets, net	72,124	59,272	Shareholders' equity (1)	1,673,285	1,653,474
Total Assets	$2,908,000	$2,700,698	Total Liabilities & Equity	$2,908,000	$2,700,698

(1)	Net debt to book capitalization - 16% at September 30, 2015. Calculated as total debt less cash and equivalents ($307,272) divided by sum of total net debt and shareholders' equity ($1,980,557).

Helix Energy Solutions Group, Inc.
Reconciliation of Non-GAAP Measures

Earnings Release:

Reconciliation From Net Income (Loss) Applicable to Common Shareholders to Adjusted EBITDA:

	Three Months Ended			Nine Months Ended
	9/30/2015	9/30/2014	6/30/2015	9/30/2015	9/30/2014
	(in thousands)
Net income (loss) applicable to common shareholders	$9,880	$75,586	$(2,635)	$26,887	$187,087
Adjustments:
Net income applicable to noncontrolling interests	—	—	—	—	503
Income tax provision	94	29,832	614	1,115	67,778
Net interest expense and other	8,718	3,258	10,271	24,215	13,085
Depreciation and amortization	32,805	28,421	27,439	86,333	81,274
EBITDA	51,497	137,097	35,689	138,550	349,727
Adjustments:
Noncontrolling interests	—	—	—	—	(661)
Gain on disposition of assets, net	—	—	—	—	(10,418)
Adjusted EBITDA	$51,497	$137,097	$35,689	$138,550	$338,648

We define EBITDA as earnings before net interest expense and other, income taxes, and depreciation and amortization expense. We deduct the noncontrolling interests related to the adjustment components of EBITDA and the gain or loss on disposition of assets to arrive at our measure of Adjusted EBITDA. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions that are excluded from these measures.